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EXHIBIT 99.1

FINAL SUBSCRIPTION LETTER

Mountain Bancshares, Inc.

P. O. Box 509

Dawsonville, Georgia 30534

Ladies and Gentlemen:

I have previously subscribed to purchase _______ shares of Mountain Bancshares, Inc.'s common stock.

I have received a copy of Mountain Bancshares, Inc.'s final prospectus, dated ___________________, 2002. I understand that my purchase of Mountain Bancshares, Inc.'s common stock involves significant risk, as described under "Risk Factors" in the final prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of Mountain Bancshares, Inc.'s offering of common stock, the accuracy or adequacy of the final prospectus, or any recommendation or endorsement concerning an investment in the common stock.

I have enclosed my check in the amount of $10.00 multiplied by the number of shares listed above. My check is made payable to: "The Bankers Bank - Escrow Account for Mountain Bancshares, Inc." Your receipt of my check will convert my prior preliminary subscription agreement into a final subscription agreement.

I UNDERSTAND THAT WHEN MOUNTAIN BANCSHARES, INC. RECEIVES THIS LETTER AND MY CHECK, THIS SUBSCRIPTION WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.

____________________________________ Print Name ____________________________________ Signature ____________________________________ Date

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